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                                                                      Exhibit n2

                              Boston Advisors Trust

                           Addendum to Multiple Class
                             Expense Allocation Plan
                         Adopted Pursuant to Rule 18f-3

         WHEREAS, the Board of Trustees of Boston Advisors Trust, a Massachusetts business trust (the "Trust") adopted a Multiple Class Expense Allocation Plan pursuant to Rule 18f-3 (the "Plan") on March 1, 2000 for the three initial portfolio series, Boston Advisors Cash Reserves Fund, Boston Advisors U. S. Government Money Market Fund and Boston Advisors Tax Free Money Market Fund; and

         WHEREAS, the Trust, pursuant to a written consent of a majority of the Trustees, has established an additional portfolio series, Boston Advisors New York Municipal Money Market Fund (the "Fund"); and

         WHEREAS, the Trust wishes to adopt the Plan with respect to Class 1 and Class 2 Shares of the Fund; and

         WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Investment Company Act of 1940, as amended (the "Act")) has determined in the exercise of its reasonable business judgment that this Plan is in the best interest of each class of the Fund individually and the Fund as a whole.

         NOW, THEREFORE, the Trust hereby adopts the Plan on behalf of the Fund in accordance with Rule 18f-3 under the Act, and the Trust, on behalf of the Fund, agrees to be bound by the terms and conditions of the Plan.

         IN WITNESS WHEREOF, the undersigned has caused this agreement to be executed in his name and on behalf of the Fund as of the 1/st/ day of May, 2002.

                                          BOSTON ADVISORS TRUST,
                                          On behalf of Boston Advisors
                                          New York Municipal Money Market Fund

                                          By: __________________________________
                                          Michael J. Vogelzang
                                          President